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                                                                   Exhibit 10.31

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of May 1, 2004, by and between M-Wave, Inc., a Delaware corporation (the "Company"), and Robert Duke ("Employee").

                                   WITNESSETH:

     A. Employee has served the Company as a key employee for several years and the Company desires to continue to obtain the benefits of Employee's knowledge, skill, and experience by employing Employee upon the terms and subject to the conditions of this Agreement.

     B. Employee desires to be employed by the Company upon the terms and subject to the conditions of this Agreement.

                                   AGREEMENTS:

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee hereby covenant and agree as follows:

     1. Duties. During the Term of this Agreement, Employee agrees to be employed by and to serve the Company as a corporate officer as Vice President, Sales and Marketing and the Company agrees to employ and retain Employee in such capacity, subject to the terms and conditions of this Agreement. Employee shall devote all his business time, energy and skill to the affairs of the Company. Subject to the direction of the Board of Directors of the Company, Employee shall have powers and duties commensurate with his position as provided for herein.. Employee shall comply with the general management policies of the Company as announced from time to time.

     2. Term. The term of this Agreement shall be for a period of two (2) years and eight (8) months (the "Term"), from May 1, 2004 until December 31, 2006, and shall automatically renew for additional one-year periods unless either party provides written notice of termination at least ninety (90) days prior to the expiration of the Term or the then applicable renewal term.

     3.   Salary, Benefits and Bonus Compensation.

          3.1. Salary. Commencing on the Effective Date of this Agreement, (a) during the period of May 1, 2004 until August 31, 2004 the Company agrees to pay Employee salary at the rate of $125,000 per annum, (b) during the period of September 1, 2004 until August 31,

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2005 the Company agrees to pay Employee salary at the rate of $150,000 per annum and (c) for the remainder of the Term, the Company agrees to pay Employee salary at the rate of $165,000 per annum; such salary to be paid pursuant to the Company's regular payroll practices and schedules and subject to withholding for taxes and applicable benefits. The Board of Directors of the Company may increase, but may not decrease, Employee's salary during the Term.

               3.2. Additional Benefits. During the term of his employment, Employee shall be entitled to the following fringe benefits:

                    3.2.1. Employee Benefits. Employee shall be eligible to participate in the Company's group health, dental and other insurance or benefit plans, including stock option grants, bonuses, pension and deferred compensation, as may be generally available to executive employees of the Company.

                    3.2.2. Business Expenses. The Company shall reimburse Employee for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement, including but not limited to travel and entertainment, and cell phone expenses, in accordance with the Company's policies in effect from time to time. Employee shall present to the Company an account of such expenses in such form as may be required by the Company on a monthly basis.

                    3.2.3. Paid Time Off. Employee shall be entitled to three
(3) weeks of vacation per calendar year occurring during the Term, and other paid time off pursuant to the Company's policies, during which time Employee's compensation shall be paid in full.

                    3.2.4 Annual Cash Bonus. Employee shall be eligible to receive an annual cash bonus ("Cash Bonus") during the Term determined and paid as follows:

               a) with respect to the fiscal year ending December 31, 2004, in the event the Company's Gross Margin (as defined below) exceeds $3,726,000, an amount determined by the following formula:

                         $10,000 x Gross Margin = Cash Bonus
                                   ------------
                                    $3,726,000

               b) with respect to the fiscal year ending December 31, 2005 and the fiscal year ending December 31, 2006, an amount equal to five percent (5%) of the amount by which the Company's Gross Margin for such fiscal year exceeds $4,500,000;

               c) for the purposes of this Section 3.2.4, "Gross Margin" shall be as reflected in the Company's financial statements and determined by its regularly engaged independent accountants in a manner consistent with past practice;

               d) payment of each Cash Bonus is to be made to Employee as soon as practicable after the end of the fiscal year for which it is earned; and

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               e) notwithstanding the foregoing, Employee's Cash Bonus shall not exceed $100,000 with respect to any fiscal year occurring during the Term.

                    3.2.5 Change of Control. In the event that the Company is subject to a Change of Control (as defined in Section 6.1.5 herein) and (i) the Company or its successor terminates Employee's employment with the Company hereunder for any reason other than as set forth in Section 4.1 herein during the one (1) year period following the date of the Change of Control or (ii) Employee terminates his employment with the Company hereunder for any reason during the thirty (30) day period which commences on the date which is ninety
(90) days after the date of the Change of Control, then upon such termination of this Agreement Employee shall receive the following severance benefits:

               (a) a lump sum payment equal to 150% of the then remaining unpaid salary due Employee during the Term pursuant to Section 3.1 herein;

               (b) all accrued but unpaid benefits due Employee relating to
Section 3.2.4, to be paid as provided therein;

               (c) all other accrued and unpaid benefits due Employee under this Agreement, including reimbursement of expenses incurred; and

               (d) notwithstanding the provisions of any agreement or employee benefit plan to the contrary, all outstanding stock options, rights to receive restricted stock or the like shall immediately become fully vested and any restrictions on such restricted stock shall be deemed terminated.

     4.   Termination of Employment.

          4.1 Termination for Cause. Termination for Cause (as defined in Subsection 6.1.1 herein) of Employee's employment may be effected by the Company at any time without liability except as specifically set forth in this Section. The termination shall be effected by written notification to Employee and shall be effective as of the time set forth in such notice. At the effective time of a Termination for Cause, the Company shall pay Employee all of his accrued and unpaid salary pursuant to Section 3.1 of this Agreement and any reasonable and necessary business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination.

          4.2 Termination By Company Other Than for Cause. The Company may effect a Termination Other Than for Cause (as defined in Section 6.1.2 herein) of Employee's employment at any time upon giving written notice to Employee of such termination and without liability except as specifically set forth in this Subsection. The termination shall be effective as of the time set forth in such notice. At the effective time of any Termination Other Than for Cause, the Company shall pay Employee his salary as set forth in section 3.1 of this Agreement

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for the remainder of the Term and any reasonable and necessary business expenses incurred by Employee in connection with his duties hereunder to the date of termination, and Employee shall receive the benefits contemplated by Subsections
3.2.5 (b) and (c) of this Agreement.

          4.3 Termination by Reason of Disability. If Employee, in the reasonable judgment of the Board of Directors of the Company, has failed to perform the essential elements of his position under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a consecutive period of more than three (3) months, then the question of whether Employee's illness or incapacity is reasonably likely to continue shall be submitted to the Company or, if disability insurance is maintained by Employee, Employee's disability insurance carrier for determination. In the event the Company or such insurance carrier determines that Employee is subject to such an illness or incapacity, and is unable to perform the essential elements of his position with or without a reasonable accommodation by the Company, the Company shall have the right to terminate Employee's employment ("Termination for Disability") by written notification to Employee and shall immediately pay to Employee all of his accrued and unpaid salary as set forth in Section 3.1 of this Agreement and any reasonable and necessary business expenses incurred by Employee in connection with his duties hereunder, to the date of termination, and Employee shall receive the benefits contemplated by Subsections 3.2. 5 (b) and (c) of this Agreement.

          4.4 Death. In the event of Employee's death during the Term, Employee's employment shall be deemed to have terminated as of the last day of the month during which his death occurs, and the Company shall pay to his estate all of his accrued and unpaid salary as set forth in Section 3.1 of this Agreement and any reasonable and necessary business expenses incurred by Employee in connection with his duties hereunder, to the date of termination, and Employee shall receive the benefits contemplated by Subsections 3.2.5 (b) and (c) of this Agreement.

          4.5. Termination By Employee With Good Reason. In the event that Employee terminates his employment with Good Reason (as defined in Subsection
6.1.3 herein), the Company shall pay Employee his salary as set forth in Section
3.1 of this Agreement for the remainder of the Term and any reasonable and necessary business expenses incurred by Employee in connection with his duties hereunder to the date of termination, and Employee shall receive the benefits contemplated by Subsections 3.2.5 (b) and (c) of this Agreement.

          4.6. Voluntary Termination. In the event of a Voluntary Termination (as defined in Subsection 6.1.4 herein) by Employee, the Company shall pay all of his accrued and unpaid salary as set forth in Section 3.1 of this Agreement and any reasonable and necessary business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination.

     5. Protection of the Company's Business. In consideration of his employment by the Company, and recognizing the Company's concerns regarding the protection of its business, Employee agrees as follows:

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          5.1  Non-Competition. Employee agrees that during the Non-Competition
Period, as defined hereinafter, he shall not enter into any agreement with, or engage in, or be connected or associated with, or own any interest in, or work for any individual, firm or corporation or other entity which is engaged in or connected with any business which is in competition with the Company in the continental United States or any other country in which the Company is doing business or is reasonably expected to do business, unless he obtains the express written approval of the Board in its sole discretion after full disclosure of the nature of the intended arrangement. The "Non-Competition Period" means the period of the Employee's employment during the Term and a period of one year following the Employee's termination of employment for any reason.

          5.2 Non-Solicitation. Employee agrees that during the Non-Competition Period, he shall not (a) encourage any employee of the Company or any of its subsidiaries to leave employment with the Company or subsidiary or (b) solicit any customers of the Company or any of its subsidiaries to reduce or no longer do business with the Company, directly or indirectly.

          5.3 Non-Disclosure. Employee agrees not to disclose either during the period of his employment hereunder or at any time thereafter to any person, firm, or corporation any information that the Company desires to protect and keep secret and confidential concerning the business or affairs of the Company which he may have acquired in the course of, or as incident to, his employment hereunder for his own benefit or to the detriment or intended detriment of the Company.

          5.4 Injunction. Employee acknowledges that the Company is relying on the provisions of this Section 5 to protect its legitimate business interests and that the same are not an unreasonable restriction on him, and that monetary damages will not be an adequate remedy to a breach of this Section, and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, Employee agrees that, in addition to other rights that the Company may have, the Company is entitled to an injunction, without posting bond, preventing Employee from doing any act that would be in breach of this
Section 5.

     6.   Definitions.

          6.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

               6.1.1. "Termination for Cause" shall mean termination by the Company of Employee's employment by the Company by reason of (i) a material breach of Employee's duty of loyalty to the Company or any act of dishonesty or fraud with respect to the Company, (ii) the commission by Employee of a felony, a crime involving moral turpitude or other act causing significant harm to the Company's standing or reputation, (iii) conduct tending to bring the Company into public disgrace or disrepute or which could reasonably subject the Company to legal action, including but not limited to sexual or other illegal harassment, (iv) repeated failure, after written notice, to perform duties reasonably directed by the Company, (v) gross negligence

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or willful misconduct with respect to the Company, or (vi) failure to comply with the terms and provisions of Section 5 of this Agreement. "Cause" shall not mean, with respect to the acts or omissions of Employee, (a) bad judgment or negligence other than habitual neglect of duty; or (b) any act or omission believed by Employee in good faith to have been in or not opposed to the interest of the Company, or any parent or subsidiary or successor to the Company (without intention of Employee to gain therefrom, directly or indirectly, a profit to which he was not legally entitled); or (c) any act or omission in respect of which a determination could properly have been made by the Board of Directors of the Company or any parent or subsidiary or successor of the Company, that Employee met the applicable standard of conduct for indemnification or reimbursement as applicable to officers and directors under the bylaws or the laws and regulations under which such company is governed, in each case in effect at the time of such act or omission.

               6.1.2. "Termination Other Than for Cause" shall mean termination by the Company of Employee's employment by the Company, other than a Termination for Cause or Termination for Disability, for any or no reason, including, without limitation, constructive termination or discharge of Employee by reason of the Company's material breach of its obligations under this Agreement.

               6.1.3. "Termination by Employee with Good Reason" shall mean Employee's resignation of employment with the Company because of a material change in the terms or conditions of Employee's employment with the Company to Employee's detriment, including but not limited to (i) a material reduction in Employee's job duties, or the substitution of job duties requiring substantially less skill, independent judgment or experience, (ii) the diminution of rank or title accorded to Employee, (iii) a reduction of more than 10% in Employee's compensation, including employee benefits and any applicable equity compensation or (iv) the relocation of Employee's primary work location to a new location more than 50 miles away from the previous location.

               6.1.4. "Voluntary Termination" shall mean termination by Employee of Employee's employment with the Company. To effect Voluntary Termination, Employee shall give no less than four (4) weeks' written notice to the Company, and shall remain available to the Company, at the Company's option, for the entire period until the date of termination.

               6.1.5 "Change of Control" shall mean an event as a result of which: (i) any "person" (as such term is used in Sections 13d) and 14(d) of the Securities and Exchange Act of 1934 (the "Exchange Act")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person shall be deemed for such purposes to have "beneficial ownership" of all securities that such person has a right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of performance criteria or other conditions), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or its successors and assigns); (ii) the Company consolidates with, or merges with or into another corporation or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any corporation consolidates with, or merges with or into, the Company, in any such

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event pursuant to a transaction in which the outstanding voting stock of the
Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding voting stock of the Company is changed into or exchanged for (x) voting stock of the surviving or transferee corporation or (y) cash, securities (whether or not including voting stock) or other property, and (B) the holders of the voting stock of the Company immediately prior to such transaction own, directly or indirectly, not less than 50% of the voting power of the voting stock of the surviving corporation immediately after such transaction; (iii) any person or group, other than the stockholders of the Company as a whole has a right to designate or has designated the majority of the Board of Directors of the Company or the designees/affiliates of such person or group constitute a majority of the Board or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation.

     7.   Remedies.

          7.1 Costs. If litigation is brought to enforce or interpret or is maintained to defend any provision contained herein, the court shall award reasonable attorneys' fees and disbursements to the prevailing party as determined by the court.

          7.2 Severability. THE PARTIES HAVE CAREFULLY CONSIDERED ALL OF SECTIONS 4, 5 AND 6 OF THIS AGREEMENT AND AGREE THAT THEY REPRESENT A PROPER BALANCING OF THEIR INTERESTS AND WILL NOT PREVENT EMPLOYEE FROM EARNING A LIVING AFTER TERMINATION OF HIS EMPLOYMENT. It is the express intent of the parties hereto that the obligations of, and restrictions on, the parties as provided in such Sections shall be enforced and given effect to the fullest extent legally permissible. If, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants or agreements contained in this Agreement because the duration thereof is too long, the scope thereof is too broad or some other reason, for the purpose of such proceeding, the court may reduce such duration or scope to the extent necessary to permit the enforcement of such obligations and restrictions.

     8.   Miscellaneous.

          8.1 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

          8.2 Entire Agreement; Modifications. This Agreement represents the entire understanding between the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Employee from the Company. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

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          8.3  Notices. All notices and other communications under this
Agreement shall be in writing and shall be given by hand delivery, or first-class mail, certified or registered with return receipt requested, or by commercial overnight courier or by fax and shall be deemed to have been duly given upon hand delivery, receipt if mailed, the first business day following delivery to a commercial overnight courier or upon receipt of a fax, addressed as follows:

     If to the Company:

     M-Wave, Inc.
     475 Industrial Drive
     West Chicago, Illinois  60185

     If to Employee:

     Robert Duke
     5N 571 Abilene
     Bloomingdale, Illinois  60108

Any party may change such party's address for notices by notice given pursuant to this Section 8.3.

          8.4 Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

          8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without application of its conflict of laws rules.

          8.6 Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of the Agreement shall be deemed valid and enforceable to the extent possible.

          8.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators, heirs, successors and assigns. The provisions of this Agreement relating to the duties and obligations of the Company are transferable, assignable and delegable by the Company. Those provisions relating to the duties and obligations of the Employee are not transferable, assignable or delegable.

          8.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

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          8.9  Withholdings; Setoff. All compensation and benefits to Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law. The Company may withhold amounts due it from Employee arising out of Employee's employment relationship with the Company, including for example, overpayments of compensation and personal charges incurred on Company accounts, from amounts due under this Agreement to Employee.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

EMPLOYEE                                  M-WAVE, INC.

____________________________              By: _________________________________
Robert Duke                               Its: ________________________________